Exhibit 10.14

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “First Amendment”) is made and entered into as of the 15th day of October, 2007, by and between HILL INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), which has its chief executive office located at 303 Lippincott Centre, Marlton, New Jersey 08053, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), whose address is 135 South La Salle Street, Chicago, Illinois 60603.

WITNESSETH:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations to the Borrower pursuant to (a) that certain Loan and Security Agreement dated as of December 18, 2006, by and between Lender and the Borrower (the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto.

WHEREAS, the Borrower desires Lender to (i) extend the Revolving Loan Maturity Date from January 1, 2010 to January 1, 2011, (ii) increase the maximum principal amount of the Revolving Loan Commitment to $35,000,000, (iii) increase the maximum principal amount of the Letter of Credit Commitment to $20,000,000, and (iv) modify certain financial covenants (collectively the “Additional Financial Accommodations”).

WHEREAS, Lender is willing to provide the Additional Financial Accommodations to the Borrower, but solely on the terms and subject to the provisions set forth in this First Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and the Borrower hereby agree as set forth in this First Amendment.

1. Definitions.

A. Use of Definitions. Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B. Amended Definitions. Effective as of the date of this First Amendment, the definitions of “Letter of Credit Commitment”, “Revolving Loan Commitment”, “Revolving Loan Maturity Date” and “Revolving Note” set forth in Section 1.1 of the Loan Agreement are hereby amended by deleting such definitions in their entirety and substituting therefor the following, respectively:

“Letter of Credit Commitment” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the aggregate amount of all Revolving Loans outstanding, or (b) Twenty Million and no/100 Dollars ($20,000,000).

“Revolving Loan Commitment” shall mean Thirty-Five Million and 00/100 Dollars ($35,000,000.00).

“Revolving Loan Maturity Date” shall mean January 1, 2011, unless extended by Lender pursuant to any modification, extension or renewal note executed by the Borrower and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean that certain Revolving Note dated as of October 15, 2007, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrower and payable to the order of Lender, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to Lender and given in substitution therefor.

II. Minimum Net Worth. Effective as of the date of this First Amendment, Section 10.1 of the Loan Agreement is hereby amended by deleting Section 10.1 in its entirety and substituting therefor the following:

“10.1 Net Worth. As of the end of each of its fiscal quarters beginning with the fiscal quarter ending September 30, 2007, the Borrower and its Subsidiaries shall maintain consolidated Net Worth in an amount not less than Forty-Five Million and 00/100 Dollars ($45,000,000.00).”

III. Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to the Borrower is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this First Amendment:

A. the Borrower executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i)	An original Revolving Note of even date herewith executed by the Borrower to Lender in a maximum aggregate principal amount not to exceed $35,000,000.00;

(ii)	An original Company General Certificate of even date herewith executed by the Borrower to Lender; and

(iii)	such other agreements, documents and instruments as Lender may reasonably request;

B. No Unmatured Event of Default or Event of Default exists under the Loan Agreement, as amended by this First Amendment, or the other Loan Documents;

C. No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date hereof shall be pending or known to be threatened against the Borrower and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of Borrower or the capability of Borrower to pay its obligations and liabilities to Lender; and

D. There shall have been no material or adverse change in the business, financial condition or results of operations since the date of Borrower’s most recently delivered financial statements to Lender.

IV. Stock Pledge Covenant.

A. Pursuant to the Post-Closing Agreement dated as of December 18, 2006, by and between the Borrower and Lender (the “Post-Closing Agreement”) Borrower was required to deliver, within 90 days after the initial funding of the loans set forth in the Loan Documents, to Lender a separate Stock Pledge Agreement, in the form prepared by and acceptable to Lender, together with original stock certificates and stock powers duly executed in blank for all stock pledged to Lender, pledging to Lender a first priority lien in 66.67% of the issued and outstanding Capital Securities of Hill Luxembourg, Hill UK, Hill Middle East and JKH. Lender has agreed to extend the time for delivery of such documentation to November 30, 2007.

B. The Borrower hereby covenants and agrees that, on or before November 30, 2007, Borrower shall execute and deliver, or cause the applicable Subsidiary to execute and deliver, to Lender a separate Stock Pledge Agreement, in the form prepared by and acceptable to Lender, together with original stock certificates and stock powers duly executed in blank for all stock pledged to Lender, pledging to Lender a first priority lien in 66.67% of the issued and outstanding Capital Securities of Hill Luxembourg, Hill UK, Hill Middle East and JKH (the “Stock Pledge Covenant”). If Borrower fails to fully and timely satisfy the Stock Pledge Covenant on or before November 30, 2007, such failure shall be deemed an immediate Event of Default.

V. Conflict. If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Lender and the Borrower hereby affirm, confirm and ratify the same.

VI. Severability. Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this First Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII. Reaffirmation. The Borrower hereby reaffirms and remakes all of its representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.

VIII. Fees, Costs and Expenses.

A. Contemporaneously herewith, the Borrower shall pay to Lender a fully-earned, non-refundable amendment fee in the amount of $10,000.00.

B. The Borrower agrees to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX. Reservation of Rights. Lender continues to reserve all of its rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the Other Agreements, as well as any rights and remedies at law, in equity or otherwise. Nothing contained in this First Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Lender’s rights or remedies.

X. Choice of Law. This First Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XI. Counterpart. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

XII. Waiver of Jury Trial. THE BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Loan Agreement to be executed by their respective duly authorized officers, as of the date first set forth above.

HILL INTERNATIONAL, INC.,		LASALLE BANK NATIONAL ASSOCIATION,
a Delaware corporation		a national banking association

By:	/s/ David L. Richter	By:	/s/ MATTHEW J. GIBBONS
Name:	David L. Richter	Name:	MATTHEW J. GIBBONS
Title:	President and Chief Operating Officer	Title:	VICE PRESIDENT
LASALLE BANK NATIONAL ASSOCIATION